American States Financial Corporation                         Exhibit 10.28 (3)
500 North Meridian Street
Indianapolis, IN 46204

April 1, 1997


Jerome T. Gallogly
7614 Cape Cod Circle
Indianapolis, IN  46250

Dear Jerry:

     Thank you for the substantial contributions you have made to the growth and success of American States Insurance Company ("ASI") and American States Financial Corporation ("ASFC"). As you know, we are seeking a buyer for ASFC, and during this transition, your continued service and loyalty are essential to ASI and ASFC. This letter sets forth our mutual agreement with respect to compensation and benefits matters that otherwise might be of concern to you during the transition. Our objectives are not only to reward you for your past service to ASI, but also to give you an added incentive to remain with ASI and help us reach our goals of achieving the highest possible return to ASFC shareholders and assuring an orderly transition. By fairly compensating you for the personal risk that the potential sale of ASFC entails, we seek to ensure your continuing dedication to your duties and that you will be in a position to work with and advise other ASI and ASFC officers and the Board concerning purchase proposals without being influenced by any uncertainties regarding your own situation.

     As described in detail below, two types of benefits will be provided to you -- change of control benefits and retention incentive benefits. Upon a change of control of ASFC, you will automatically be entitled to certain benefit enhancements. In addition, retention incentive benefits will be payable after a change of control at the earliest of your completion of a specified period of employment, your involuntary termination of employment (other than for cause) or your termination of employment for good reason. Finally, the change of control benefits also include severance benefits that will be payable if, within 18 months after a change of control of ASFC, you suffer an involuntary termination of employment (other than for death or disability) or you terminate employment for good reason. Please note that the terms "change of control," "involuntary termination," "good reason," and "cause" all have specific meanings for purposes of this letter agreement; the meaning of each of these terms and certain other terms is set forth in Exhibit A to this letter.

     Automatic Change of Control Benefits. Automatically upon a change of control of ASFC, you will be entitled to the following benefit enhancements:

     1. All Restricted Stock Awards, Dividend Equivalent Rights and Options granted to you under the Lincoln National Corporation 1986 Stock Option Incentive Plan will become 100% vested (i.e., nonforfeitable) and immediately exercisable.


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     2.  All Restricted Stock Awards and Dividend Equivalent Rights
granted to you under the American States Financial Corporation Stock Option Incentive Plan ("ASFC Option Plan") will become 100% vested.

     3. All Options granted to you under the ASFC Option Plan that have not become vested by the date of the change of control will be replaced by retention incentive benefits, as described below.

     Retention Incentive Benefits. After a change of control of ASFC, you will be entitled to the following retention incentive benefits:

     1. 1996 Option Replacement. Six (6) months of employment after the change of control or, if earlier, upon the involuntary termination of your employment or the termination of your employment for good reason, you will receive a cash payment equal to (a) the number of Options granted to you in 1996 under the ASFC Option Plan that are unvested, multiplied by (b) the difference between the per share price paid for ASFC common stock in the change of control and $23.00. The number of Options granted to you in 1996 under the ASFC Option Plan that are unvested will be determined on the date of change of control.

     2. 1997 Option Replacement. Twelve (12) months of employment after the change of control or, if earlier, upon the involuntary termination of your employment or termination of your employment for good reason, you will receive a cash payment equal to a percentage of your base salary. The amount of the payment will be based on the sale price of ASFC common stock; if the price is $34.00 per share or less, the payment will be 50% of your base salary as of the date of this letter. Each $1.00 increase in the sale price of ASFC common stock above $34.00 per share will produce a payment equal to an additional 25% of your base salary as of the date of this letter, with linear interpolation between $1.00 increments. To illustrate this formula, if the sale price is $36.00 per share, you will receive 100% of your base salary; if the sale price is $40.00 per share, you will receive 200% of your base salary. There is no cap on the maximum benefit payable.

     A retention incentive benefit under either paragraph above will ordinarily be paid to you in cash within 30 days after you become entitled to the payment. Alternatively, you may elect within 14 days after the date of this letter to defer payment of all or a portion of any retention incentive benefit under the Lincoln National Corporation Executive Deferred Compensation Plan for Employees (or the successor to that plan) ("Deferred Compensation Plan"). To make a deferral election for either retention incentive benefit, please complete the election form attached to this letter as Exhibit B, and return the form to Lynda Van Kirk within 14 days from the date of this letter.

     3. Termination. If there is no change of control of ASFC by March 31, 1998, the Retention Incentive Benefits set out in paragraphs 1 and 2 above shall terminate as of such date.

     Change of Control - Severance. In the event of the involuntary termination of your employment for reasons other than death or total and permanent disability or your termination of employment for good reason within 18 months after a change of control of ASFC, you will be entitled to a severance benefit equal to the greatest of the benefit determined under your employment contract, the benefit determined under the ASFC severance plan or 100% of your base salary as of the date of this letter. The severance benefit will be paid to you in cash within 30 days after your termination of employment, and the benefit under this letter agreement will be in lieu of any other severance benefits you would otherwise receive from ASI or ASFC or under the ASI severance plan. If you receive the severance benefit, you will also be entitled to:


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     1.  Outplacement expenses to a maximum of the greater of $25,000 or
20% of your base salary as of the date of this letter for outplacement benefits through a firm approved by ASFC.

     2. Continued coverage under the following ASI welfare benefit plans: life insurance, health insurance, dental and vision. The coverage will be on the same basis as your coverage in effect before termination of employment and will continue for one year after termination of employment unless you secure a new job and become entitled to substantially equivalent benefits. Under the split dollar agreement, if you terminate employment within two years of a change of control, you will have no obligation to repay cumulative premium payments made by or on behalf of ASI; ASI's policy interest under the split dollar agreement will be zero.

     3. Vesting of benefits, if any, under any plan established by ASI or ASFC (or in which ASI or ASFC is a participating employer) to restore benefits not payable under the American States Insurance Company Employees Retirement Plan as a result of the limitations under sections 401(a)(17) and 415 of the Internal Revenue Code and payment of benefits in accordance with the terms of those plans.

     4. Retiree health plan coverage commencing at age 55, since as of the date of change of control you have reached age 50. The coverage will be available to you, your spouse and your eligible dependents who are covered under the ASI health insurance plan as of the date of change of control.

     5.  Payments under the ASFC Executive Performance Incentive
Compensation Plan determined on the basis of performance through the last day of the calendar quarter ending on or before the date of your involuntary termination of employment or termination of employment for good reason, payable in cash or deferred under the Deferred Compensation Plan.

     Salary Continuation Plan. In accordance with the terms of the American States Executives' Salary Continuation Plan, you become 100% vested in your benefits under that plan if you terminate employment voluntarily or involuntarily within two (2) years after a change of control. This letter agreement does not supersede or alter the terms of the Salary Continuation Plan in any manner.

     Employment Contract. Except as otherwise specifically provided in this letter agreement, including Exhibit A, this agreement will not supersede or alter the terms of your employment contract in any manner.

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     Other.  We will negotiate with any buyer of ASFC to have the buyer assume ASFC's liabilities to pay benefits to you under the Deferred Compensation Plan, if any. If the buyer is unwilling to accept that liability, we will assure that those benefits will be paid.

     Taxes. To the extent that any of the benefits under this letter agreement are taxable to you, income and employment taxes will be withheld from the benefit payments you receive. If you incur any federal excise tax as a result of the payment of any of the benefits provided under this letter agreement (although we believe you will not), ASFC will make an additional cash payment to you to make you whole. That is, ASFC will pay you an amount equal to any federal excise tax you must pay, plus any income tax and employment taxes on the payment from ASFC for the excise tax. ASFC will pay the amount to you within 30 days after you present to the General Counsel of ASI either proof of payment of the excise tax or an assessment from the Internal Revenue Service for the tax.

     Mediation/Arbitration. Generally, ASFC, acting through the Compensation Committee of its Board or its Chief Executive Officer, will determine whether you are entitled to benefits under this letter agreement (for example, if you terminate employment, whether your termination was for good reason) and the amount of benefits to which you are entitled. If, however, you disagree with any determination regarding your eligibility for benefits or the amount of benefits, the dispute will be resolved through mediation. If mediation fails to resolve the dispute within 60 days after a mediator has been agreed upon (or any other longer period to which you and ASFC agree), the dispute will be settled by arbitration. Please refer to Exhibit A for a description of the arbitration rules that will apply, including the rules for payment of your expenses by ASFC if you are successful in the arbitration.

     Release and Agreement. In consideration for the benefits provided in this letter agreement, prior to the receipt of these benefits, you must sign a release in the form acceptable to ASFC waiving all claims or potential claims against ASI, ASFC, Lincoln National Corporation ("LNC") or any affiliate. In addition, by accepting this letter agreement, you agree to release and waive all rights to any Options granted to you under the ASFC Option Plan which have not vested before the change of control. By accepting this letter agreement, you also agree to retain in confidence any confidential information regarding ASI, ASFC, LNC or any affiliate that you became privy to during your employment, unless you are required by law to divulge that information.

     Board Approval. Because the process of seeking a buyer for ASFC has been evolving very rapidly, and we are eager to provide you with assurance concerning your own situation, we are providing this letter agreement to you before obtaining formal approval of the Compensation Committee of the Board and the Board. Therefore, you should be aware that this agreement is being offered to you subject to the approval of the Compensation Committee and the Board.

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     We are pleased to provide you with the benefits described in this letter agreement in recognition of your service and dedication to ASI and ASFC. Please sign the attached copy of this letter to confirm your acceptance of this agreement and the benefits provided for you. Kindly return the copy of the letter with your signature to Lynda Van Kirk by the close of business on April 3, 1997.

                               Sincerely,

                               /s/ Robert A. Anker

                               Robert A. Anker
                               Chief Executive Officer
                               American States Financial Corporation




     In consideration of the foregoing, I, Jerome T. Gallogly, hereby accept the benefits provided under this letter agreement, and I accept and agree to be bound by the terms of this letter agreement. Moreover, I release and waive all my rights to any Options granted to me in 1996 under the ASFC Option Plan that are unvested on the date of a change of control. I further agree that such Options shall automatically be canceled and become null and void upon the occurrence of a change of control.


4/3/97                         /s/ Jerome T. Gallogly
-------                        -------------------------
Date                           Signature of Employee



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                                  EXHIBIT A
                        DEFINITIONS AND SPECIAL RULES

I. Definitions. As used in the letter agreement, the following terms have the following meanings.

     1. Affiliate. "Affiliate" means any corporation which directly or indirectly controls or is controlled by or is under common control with ASI, ASFC or LNC. For purposes of this definition, control means the power to direct or cause the direction of management and policies of a corporation through the ownership of voting securities.

     2. Change of Control. "Change of control" means the acquisition by any individual, entity or group (as defined in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the then outstanding shares of common stock of ASFC; provided, however, that the following acquisitions shall not constitute a change of control:
(a) any acquisition directly from ASFC other than an acquisition by virtue of the exercise of a conversion privilege, (b) any acquisition by ASFC, or (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by ASFC, or any entity controlled by ASFC.

     3.  Cause.  "Cause" means:

     (a) conviction of a felony, or other fraudulent or willful misconduct materially and demonstrably injurious to the business or reputation of ASI or ASFC by the employee to whom this letter agreement is addressed, or

     (b) the willful and continued failure of the employee to perform substantially the employee's duties with ASI or ASFC (other than such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the employee by the Board or the Chief Executive Officer of ASFC which specifically identifies the manner in which the Board or Chief Executive Officer believes that the employee has not substantially performed his duties.

     For purposes of this definition, no act or failure to act, on the part of the employee, shall be considered "willful" unless it is done, or omitted to be done, by the employee in bad faith or without reasonable belief that the employee's action or omission was in the best interests of ASI and ASFC. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of ASI or ASFC or based upon the advice of counsel for ASFC shall be conclusively presumed to be done, or omitted to be done, by the employee in good faith and in the best interests of ASI and ASFC. An employee shall not be deemed to have been terminated for cause unless and until the Chief Executive Officer has found in good faith that the employee was guilty of conduct set forth above in (a) or (b) and specified the particulars thereof in detail in a notice of termination (as defined below).



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     4.  Good Reason.  "Good Reason" means, without the employee's written consent:

     (a) a material reduction in the employee's compensation opportunity as in effect on the date of the letter agreement, or as the same may be increased from time to time during the 18-month period following a change of control;

     (b) the failure to continue in effect the letter agreement for a period of at least 18 months after a change of control;

     (c) the failure of any successor or assign of ASFC to assume and expressly agree to perform the obligations under the letter agreement for a period of at least 18 months after a change of control, in the same manner and to the same extent that ASFC would be required to perform them if no such succession had taken place; or

     (d) any request by ASFC or ASI that the employee participate in an unlawful act or take any action constituting a breach of the employee's professional standard of conduct.

     Any termination of the employee's employment by ASI or ASFC for cause, or by the employee for good reason, shall be communicated by notice of termination to the other party given by hand delivery, registered or certified mail, return receipt requested, postage prepaid, to the last known home address of the employee or to the address of the principal office of ASFC, copy to the Compensation Committee of the Board, the Chief Executive Officer or their designate. For purposes of the letter agreement and this Exhibit A, a "notice of termination" means a written notice which (i) indicates the specific termination provision (as set forth in this Exhibit A) relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the employee's employment under the provision so indicated and (iii) if the date of termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the employee or ASFC to set forth in the notice of termination any fact or circumstance which contributes to a showing of good reason or cause shall not waive any right of the employee or ASFC, respectively, hereunder, or preclude the employee or ASFC, respectively, from asserting such fact or circumstance in enforcing the employee's or ASFC's rights hereunder.

     5. Involuntary Termination. "Involuntary termination" means termination of the employee's employment with ASI (a) by ASI or ASFC other than for cause, or (b) except for purposes of all severance benefits, for death or total and permanent disability.

     6. Per Share Price. "Per share price paid for ASFC common stock in the change of control" or "sale price of ASFC common stock" means the per share price of ASFC common stock paid by the purchaser in the transaction giving rise to the change of control.



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     7.  Total and Permanent Disability.  "Total and permanent
disability" means the inability of the employee to perform his duties or fulfill his responsibilities by reason of any medically determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than six (6) months. The determination of whether the employee is totally and permanently disabled shall be made by a qualified physician selected by ASFC or its insurers and acceptable to the employee or the employee's legal representative.

II. Special Rules.

     1. Arbitration. Any arbitration under the letter agreement shall be conducted in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by a sole arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sec. 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of the arbitration shall be Indianapolis, Indiana. In any controversy or dispute, regardless of whether the employee or ASFC initiates the controversy or dispute, if the employee provides written notice and presents appropriate vouchers, ASFC will pay all of the employee's legal expenses, including reasonable attorneys' fees, court costs and ordinary and necessary out-of-pocket costs of attorneys, billed to and payable by the employee in connection with the controversy or dispute (i.e., the bringing, prosecuting, defending, litigating, negotiating, or settling of
it), but only if (and after) the employee is successful on the merits in the arbitration. Furthermore, if the controversy or dispute is settled, the settlement agreement will provide for the allocation of such expenses, fees and costs between the employee and ASFC.

     2. Successors. References to ASI and ASFC in the letter agreement, including this Exhibit to the letter agreement, shall include and apply to any successor to or assign of ASI or ASFC. Furthermore, the obligations under the letter agreement shall be binding upon and inure to the benefit of the employee, his beneficiary or estate, ASI or ASFC and any successor to ASI or ASFC.







PCDocs No. 48932\2




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                                  EXHIBIT B



[Please return this form to Lynda Van Kirk, whether or not you wish to defer. To elect deferral, you must return this form by April 15, 1997.]



                ASFC 1996 AND 1997 OPTION REPLACEMENT PAYMENT
                             DEFERRAL ELECTION FORM


Print Name
          ----------------------------------------------

Social Security #
                  -------------------------------

                             DEFERRAL ELECTIONS

Pursuant to ASFC's letter of April 1, 1997, to me and my acceptance of that letter agreement, I make the following elections with respect to deferring receipt of all or a portion of any 1996 or 1997 Option Replacement payments to which I may become entitled, with deferral effective as of the date the amount would otherwise be payable (complete the two applicable items):


[ ] I elect to defer receipt of _____% (up to 100%) of my 1996 Option Replacement payments.

[ ]   I do not wish to defer any portion of my 1996 Option Replacement payments.

[ ] I elect to defer receipt of _____% (up to 100%) of my 1997 Option Replacement payments.

[ ]   I do not wish to defer any portion of my 1997 Option Replacement payments.



I understand that my elections set forth above cannot be changed and that the LNC Executive Deferred Compensation Plan for Employees, or the successor to that plan, (the "Plan") will govern all aspects of any deferrals elected.

Any amounts that I have elected to defer above may be subject to FICA (social security) tax -- in most cases, the hospital insurance portion of that tax -- at the time I would have become entitled to payment absent a deferral election. I understand that my Employer may reduce the amount of any deferrals I have elected to the extent necessary to pay the employee's share of FICA (and the income taxes resulting from paying this share from amounts that otherwise would have been deferred) or any other taxes that my Employer is required to withhold with respect to the deferred amounts.

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                             INVESTMENT OPTIONS

I direct my Employer to credit the amounts deferred above under the Plan with the earnings which would otherwise accrue on my account had my account been invested as directed below (in multiples of 10%). I understand that the amount of earnings credited will be in accordance with the performance of the LNL Variable Annuity Account C Multi Funds which I have selected. Notwithstanding the preceding, I understand that neither my Employer nor Lincoln National Corporation is under any obligation to effectuate my investment option selection and that such selection shall be treated merely as an expression of my investment preference.


     _____% Money Market Fund               _____% Global Asset Allocation Fund

     _____% Social Awareness Fund           _____% Growth and Income Fund

     _____% Fixed Fund                      _____% Bond Fund

     _____% Managed Fund                    _____% Special Opportunities Fund

     _____% International Fund              _____% Equity-Income Fund

     _____% Aggressive Growth Fund          _____% Capital Appreciation Fund





                    Signature                                            Date




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